Consent of Independent Certified Public Accountants


We have issued our report dated February 1, 2001 (except for the second paragraph of Note 12 as to which the date is March 5, 2001 and the third paragraph of Note 12 as to which the date is March 23, 2001 )accompanying the financial statements included in the Annual Report of ePHONE Telecom Inc., on Form 10-KSB/A, for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statement of ePHONE Telecom, Inc. on Form SB-2 (File No. 333-43368) filed with the Commission on September 25, 2000.


/s/ Grant Thornton LLP


Vienna, Virginia
April 13, 2001